The J. M. Smucker Company Announces Executive Appointments

ORRVILLE, Ohio, March 8, 2011 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced several executive appointments by its Board of Directors that are consistent with the Company's long-term succession planning and development of family leadership.

Effective August 16, 2011, Richard K. Smucker will become the sole Chief Executive Officer of the Company.  Timothy P. Smucker will continue to serve the Company as Chairman of the Board.

The Board of Directors also approved the following additional executive appointments and realignment of responsibilities effective May 1, 2011:

  Vincent C. Byrd will assume the role of President and Chief Operating Officer (COO) with responsibility for the Company's U.S. retail businesses.  In this role, Mr. Byrd will oversee U.S. marketing, sales and supply chain functions.  Mr. Byrd has 34 years experience with the Company serving in a number of key positions throughout the organization.  He currently serves as President, U.S. Retail Coffee.

  Mark T. Smucker will assume the role of President, U.S. Retail Coffee.  Mr. Smucker most recently held the position of President, Special Markets and has served in leadership roles within the Company for 14 years.

  Paul Smucker Wagstaff will assume the role of President, U.S. Retail Consumer Foods in a newly consolidated business area combining the current consumer Smucker's®, Jif® and Hungry Jack® business with the Oils and Baking business.  Mr. Wagstaff has 15 years of leadership experience within the Company.

Mr. Smucker and Mr. Wagstaff will report to Mr. Byrd.

  Steven Oakland currently President, Smucker's®, Jif® and Hungry Jack® will assume the role of President, International, Foodservice and Natural Foods.  Mr. Oakland has been with Smucker for 28 years and has experience in the U.S. Retail, International and Foodservice business areas.

  Barry C. Dunaway, Senior Vice President Corporate and Organization Development, with 24 years experience with the Company, will assume the role of Senior Vice President and Chief Administrative Officer (CAO).  In this new role, Mr. Dunaway will oversee the Company's Human Resources, Legal, Corporate Development and Information Services departments.

  Mark R. Belgya will continue serving the Company as Senior Vice President and Chief Financial Officer (CFO) with responsibility for Accounting, Investor Relations, Financial Planning, Tax and Treasury and will assume additional responsibility for Internal Audit.  Mr. Belgya has been with Smucker for 26 years.

"Continuity of leadership has been a primary factor behind our Company's success and remains a key element of the succession planning that ensures the development of future Company leaders," said Tim Smucker, Chairman of the Board and Co-Chief Executive Officer.  "The changes announced today reinforce our commitment to maintain our Company's heritage and unique culture, while continuing to support the long-term interests of our constituents – consumers, customers, employees, suppliers, communities and shareholders."

"This leadership team embodies the values that have contributed to our success, allowing us to deliver consistent, record, long-term results," stated Richard Smucker, Executive Chairman and Co-Chief Executive Officer.  "We are confident in their proven abilities and in the talent of all of our employees to continue to strengthen and grow our Company."

About The J. M. Smucker Company

For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments.  Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America.  Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe's Best® and Bick's® in Canada.  The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago.  The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 13 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury,the Barrelhead logo and the Doughboy character are trademarks of The Pillsbury Company, LLC, used under license; Carnationis a trademark of Societe des Produits Nestle S.A., used under license; and Dunkin' Donutsis a registered trademark of DD IP Holder, LLC, used under license.  Borden and Elsie are trademarks used under license.

(Logo: http://photos.prnewswire.com/prnh/20071219/SMUCKERLOGO)

CONTACT:  Investors:  Sonal Robinson, Vice President, Investor Relations, or Media: Maribeth Badertscher, Vice President, Corporate Communications, both of The J. M. Smucker Company, +1-330-682-3000